Exhibit 99.2

PRESS RELEASE	Media Contact:	Leigh Oshirak
WILLIAMS-SONOMA, INC.		(415) 438-8106
3250 Van Ness Avenue	Investor Contact:	Steve Nelson
San Francisco, CA 94109		(415) 616-8754

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Announces Retirement of Chief Operating and Chief Financial Officer and Appointment of Acting Chief Financial Officer

San Francisco, CA, March 8, 2012 — Williams-Sonoma, Inc. (NYSE: WSM) announced today that Sharon McCollam has retired from the company and will also retire from the company’s Board of Directors on March 16, 2012.

Laura Alber, the company’s President and Chief Executive Officer, said, “On behalf of the board and senior management team, I want to thank Sharon for her many contributions over the last 12 years. She has been a highly influential cross-functional leader with a key focus on company-wide financial and operational disciplines, and we wish her well in her future endeavors.”

McCollam said, “For over 10 years, I have had the privilege of working for one of the greatest companies in the world. Over that time, it has grown from $1 billion to $4 billion in revenues, launched iconic new brands, and become one of the largest internet retailers in America. But what I will remember the most of my time at Williams-Sonoma, Inc. is the pride I have felt working with one of the most talented and inspiring teams in retail. The organization is deep in tenure and I leave knowing that it has never been as well-positioned as it is today to take its multi-channel strategies to the next level. I would like to thank my incredible team of so many years for their personal dedication and extraordinary contributions to the company’s success. I would also like to thank Laura, our board, and our shareholders for their many years of support.”

The company also announced that Julie Whalen, SVP, Corporate Controller and Treasurer, will serve as the Acting Chief Financial Officer. Whalen joined Williams-Sonoma, Inc. in 2001 as a leader in the Financial Planning organization and was promoted to Vice President, Corporate Controller in 2003. In 2011, she assumed the additional role of Treasurer. Whalen began her career in public accounting with KPMG Peat Marwick. She is a Certified Public Accountant and holds a law degree from Pepperdine University.

“I have the utmost confidence in Julie’s leadership as the Acting Chief Financial Officer,” said McCollam. “Julie has been my strategic partner since the day she joined the company in 2001. Her expertise and leadership skills have taken the company’s financial disciplines to new levels and, most recently, she has spearheaded the financial and tax aspects of our business development and global-expansion strategies.”

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is a specialty retailer of high-quality products for the home. These products, representing seven distinct merchandise strategies – Williams-Sonoma (cookware and wedding registry), Pottery Barn (furniture and bridal registry), Pottery Barn Kids (kid’s furniture and baby registry), PBteen (girls’ bedding and boys’ bedding), West Elm (modern furniture and room decor), Williams-Sonoma Home (luxury furniture and decorative accessories) and Rejuvenation Inc. (lighting and hardware) – are marketed through 576 stores, seven direct mail catalogs and six e-commerce websites.